Exhibit 3.1

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Profit Corporation

Certificate of Amendment (PURSUANT TO NRS 78.380, 78.385, 78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: Capstone Holding Corp.

Entity or Nevada Business Identification Number (NVID): NV20260005800

2. Restated or Amended and Restated Articles: (Domestic corporations)

If restating, complete sections 1, 2, and 7. If amending and restating, complete sections 1, 2, 3, 6 and 7.

You must include the Restated Articles or the Amended and Restated Articles with this filing.

Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ **Restated Articles:** The articles are being restated without any changes and include all amendments made up to the date of this certificate.

The certificate must be signed by an officer of the corporation.

Statutory Statement: The officer signing this certificate confirms that they are authorized to do so by a board resolution adopted on the date listed, and that this certificate accurately reflects the articles of incorporation as amended as of that date.

Date the board of directors adopted the resolution to approve the restated articles:

Date:

☐ **Amended and Restated Articles:** The articles are being restated to include all previous amendments and the current changes.

3. Amendment Filing Type: (Select only one box)

Domestic Corporation
If amending, complete sections 1, 3, 6 and 7.

☐ **Certificate of Amendment to Articles of Incorporation - Before Issuance of Stock (Pursuant to NRS 78.380)**

Statutory statement: The signers are at least two-thirds of the incorporators or two-thirds of the board of directors, and as of the date of the certificate, the corporation has not issued any voting stock.

☒ **Certificate of Amendment to Articles of Incorporation - After Issuance of Stock (Pursuant to NRS 78.385 and 78.390)**

☐ Check this box if the amendment is for a name change only.

- No stockholder approval is required for a name change under NRS 78.390(8).

☒ If the amendment includes other changes, confirm the following:

- The proposed amendment(s) were submitted to the stockholders for approval.
- Stockholders holding at least a majority of the voting power (or greater, if required by the articles or law) approved the amendment(s).
- Voting Results (e.g., number of shares for/against or percentage approved): 81.23% FOR

You must include the filing fee with this form. See the instructions for more information.

Page 1 of 2
Revised: 7/1/2026

FRANCISCO V. AGUILAR
NEVADA SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Profit Corporation

Certificate of Amendment (PURSUANT TO NRS 78.38, 78.385, 78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Officer's Statement: **Foreign corporations only.** Complete 1, 4, 6 and 7.	Name used in the home state (if different from the name used in Nevada): Jurisdiction of formation (state or country): Attach a certified copy or certificate showing that amendments were filed in the state where the corporation was formed.
5. Effective Date and Time: (Optional)	Date: 10/19/2026 Time: 12:01 a.m. ET Effective date is not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective date but the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date.
6. Describe the Changes:	Applicable changes (select all that apply): ☐ The entity name has changed ☐ The registered agent has changed (attach Certificate of Acceptance from new registered agent) ☐ The entity's purpose has changed ☐ The initial Board of Directors/ Trustees or Stockholders from the organization have changed ☐ IRS tax language added. ☐ The organization changed the articles ☐ The organization deleted articles ☐ The authorized shares have been amended ☐ Other The organization amended the articles as follows: (provide article numbers, if available) Section 4.1. See attached. (attach additional page[s] if necessary)
7. Signature: (Required)	Print First Name: Matthew Print Last Name: Lipman Signature: X /s/ Matthew Lipman Title: Chief Executive Officer Attach additional page(s) if additional signatures are necessary.

You must include the filing fee with this form. See the instructions for more information.

Page 2 of 2
Revised: 7/1/2026

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION

Capstone Holding Corp., a corporation organized and existing under the laws of the State of Nevada, hereby certifies that:

1. The name of the corporation is Capstone Holding Corp. (the “Corporation”). The Corporation was incorporated under the name Capstone Holding Corp. and the Articles of Incorporation (the “Articles of Incorporation”) was filed with the Nevada Secretary of State on October 8, 2026.

2. This Certificate of Amendment to the Articles of Incorporation has been duly adopted in accordance with the provisions of the Nevada Revised Statutes by the directors and stockholders of the Corporation.

3. This Certificate of Amendment will become effective on October 19, 2026 at 12:01 a.m., Eastern time (the “Effective Time”).

4. This Certificate of Amendment hereby amends the Articles of Incorporation by amending and restating Section 4.1 of the Articles of Incorporation in its entirety to read as follows:

“Section 4.1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is Seventy-Five million (75,000,000) shares, consisting of two classes to be designated, respectively, “Common Stock” and “Preferred Stock,” with all of such shares having a par value of $0.0005 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is Fifty million (50,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Twenty-Five million (25,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 4.3 of this Article 4. At the Effective Time of this Certificate of Amendment to the Articles of Incorporation of the Corporation, the shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified as, and shall be combined and changed into, a smaller number of shares such that each thirty (30) shares of issued Common Stock immediately prior to the Effective Time shall be reclassified into, and shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and changed into and become, one (1) validly issued, fully-paid and nonassessable share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Stock Split”). Notwithstanding the foregoing, no fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon receipt after the Effective Time by the Corporation’s transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time (after taking into account and aggregating all fractional shares of post-Reverse Stock Split Common Stock otherwise issuable to such holder), shall receive cash in lieu of such fractional share.

From and after the Effective Time, certificates representing Common Stock outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, represent the number of whole shares of post-Reverse Stock Split Common Stock into which the shares of pre-Reverse Stock Split Common Stock shall have been reclassified pursuant to the foregoing provisions. No fractional shares of post-Reverse Stock Split Common Stock shall be issued to any holder. In lieu of any fractional share of post-Reverse Stock Split Common Stock to which a holder would otherwise be entitled, the Corporation shall pay to each such holder an amount in cash (without interest) equal to the product of (i) the fractional share interest to which such holder would otherwise be entitled, multiplied by (ii) the closing price of the Common Stock on the Nasdaq Capital Market on the trading date of the Effective Time. The Reverse Stock Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Stock Split Common Stock resulting from the Reverse Stock Split and held by a single record holder shall be aggregated prior to the cash payment in lieu of fractional shares described above.”

5. Except as herein amended, the Articles of Incorporation of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 16th day of October, 2026.

CAPSTONE HOLDING CORP.

/s/ Matthew E. Lipman

Matthew E. Lipman

Chief Executive Officer